TRIMBLE INC.
AMENDED AND RESTATED 2002 STOCK PLAN
GLOBAL STOCK OPTION AGREEMENT
(EXECUTIVE OFFICERS)
Unless otherwise defined herein, the capitalized terms used in this Global Stock Option Agreement (Executive Officers) shall have the same defined meanings as set forth in the Trimble Inc. Amended and Restated 2002 Stock Plan (the “Plan”).
I.NOTICE OF STOCK OPTION GRANT
Name (Optionee): [Participant Name]
Employee ID: [Employee ID]
You have been granted an Option to purchase shares of the Common Stock of the Company, subject to the terms and conditions of the Plan and this Global Stock Option Agreement (Executive Officers), including any terms and conditions for your country in the appendix attached hereto (the “Appendix,” together with the Global Stock Option Agreement, the “Option Agreement”), as follows:
Date of Grant    [Grant Date]
Vesting Commencement Date    [Vesting Commencement Date]
Exercise Price per Share    USD[Grant Price]
Total Number of Shares Granted    [Shares Granted]
Total Exercise Price    US[Total Exercise Price]
Type of Option    [Grant Type]
Term/Expiration Date:    [Expiration Date]
Vesting Schedule
The vesting schedule for this Stock Option is set forth on “Exhibit A: Vesting Schedule” attached hereto. Vesting is subject to the Optionee continuing to be a Service Provider on the applicable vesting date(s), as further described in Part II. (Option Agreement), Paragraph H. (Nature of Option Grant), Item 13, below. Anything in the foregoing to the contrary notwithstanding, in the event that the Optionee ceases to be a Service Provider as a result of the Optionee’s death, this Option shall automatically vest and become immediately exercisable with respect to the number of Shares that would have vested had the Optionee continued as a Service Provider for an additional twenty-four (24) month period following the Optionee’s death.
Forfeiture
Except as provided above under the heading "Vesting Schedule," upon the date that the Optionee ceases to be a Service Provider for any reason, all unvested Options shall be forfeited. The date the Optionee ceases to be a Service Provider for purposes of the Option will be the date described in Part II, Paragraph H.13 below.
Post-Termination Exercise Period:
The vested portion of this Option may be exercised for twelve (12) months after the Optionee ceases to be a Service Provider (including the death or Disability of the Optionee). The date the Optionee ceases to be a Service Provider for purposes of this Option will be the date described in Part II, Paragraph H.13 below. In no event shall any portion of this Option be exercised later than the Term/Expiration Date as provided above.

Stock Option Agreement Form 2023-03-20.doc

II.OPTION AGREEMENT
A.Grant of Option.
The Administrator hereby grants to the person named in the Notice of Stock Option Grant (the “Notice of Grant”) attached as Part I of this Option Agreement (the “Optionee”) an Option to purchase the number of Shares, as set forth in the Notice of Grant, at the Exercise Price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference, and this Option Agreement. Subject to Section 15(b) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.
B.Exercise of Option.
1.Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.
1.Method of Exercise. This Option is exercisable by (i) electronic exercise in accordance with an approved automated exercise program or (ii) delivery of an exercise notice, in the form designated by the Company from time to time (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of the Exercise Price and the Tax-Related Items (as defined in Paragraph F below).
C.Method of Payment.
Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee and to the extent permitted under Applicable Laws:
1.cash (in U.S. dollars); or
2.check (denominated in U.S. dollars); or
3.consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or
4.subject to the sole discretion of the Administrator, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.
D.Non-Transferability of Option.
This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Option Agreement, including the Appendix, shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
E.Term of Option.
This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

F.Tax Obligations.
The Optionee acknowledges that, regardless of any action taken by the Company or, if different, the Optionee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable or deemed applicable to him or her (“Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, without limitation, the grant, vesting or exercise of this Option, the issuance of Shares upon exercise of this Option, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Optionee is subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations with regard to Tax-Related Items by one or a combination of the following:
1.withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer or any Subsidiary or Affiliate; or
2.withholding from proceeds of the sale of Exercised Shares acquired upon exercise, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization without further consent); or
3.withholding in Exercised Shares to be issued upon exercise of this Option.
4.any other method of withholding determined by the Company and, to the extent required by Applicable Laws or the Plan, approved by the Administrator.
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable statutory rates in the Optionees' jurisdiction(s), in which case the Optionee may receive a refund of any over-withheld amount in cash in accordance with Applicable Laws and will have no entitlement to the equivalent in Shares. In the event of over-withholding, the Optionee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, the Optionee may seek a refund from the local tax authorities. In the event of under-withholding, the Optionee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Optionee is deemed, for tax purposes, to have been issued the full number of Exercised Shares, notwithstanding that some Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Optionee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan, which amount cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or the proceeds of the sale of Shares if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.
G.Code Section 409A.
The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan, this Option Agreement or the Notice of Grant or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to ensure that this Option qualifies for exemption from, or complies with the requirements of, Section 409A of the Code; provided, however, that the Company makes no representation that the Option will be exempt from, or will comply with, Section 409A of the Code, and makes no undertakings to preclude Section 409A of the Code from applying to the Option or to ensure that it complies with Section 409A of the Code.
H.Nature of Option Grant.
In accepting this Option, the Optionee acknowledges, understands and agrees that:
1.the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
2.the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;
3.all decisions with respect to future stock option or other grants, if any, will be at the sole discretion of the Company;
4.this Option grant and the Optionee’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Subsidiary or Affiliate, and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate the Optionee’s Service Provider relationship at any time;
5.the Optionee’s participation in the Plan is voluntary;
6.unless otherwise agreed with the Company, this Option and the Optioned Stock, and the income and value of same, are not granted as consideration for, or in connection with the service the Optionee may provide as a director of a Subsidiary or Affiliate of the Company;
7.this Option and the Optioned Stock are not intended to replace any pension rights or compensation;
8.this Option and the Optioned Stock, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
9.the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with any certainty;
10.if the Optioned Stock does not increase in value, this Option will have no value;
11.if the Optionee exercises this Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease, even below the Exercise Price;
12.no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from termination of the Optionee’s relationship as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is engaged as a Service Provider or the terms of the Optionee's employment or service agreement, if any);
13.for purposes of this Option, the Optionee’s relationship as a Service Provider will be considered terminated as of the date the Optionee is no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is engaged as a Service Provider or the terms of the Optionee’s employment or service agreement, if any); unless otherwise expressly provided in this Option Agreement or determined by the Company, (i) the Optionee’s right to vest in this Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period during which the Optionee is considered a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is engaged as a Service Provider or the terms of the Optionee’s employment or service agreement, if any); and (ii) the period (if any) during which the Optionee may exercise this Option after the Optionee ceases to be a Service Provider will commence on the date the Optionee ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where the Optionee is engaged as a Service Provider or the terms of the Optionee’s employment or service agreement, if any; the Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of this Option (including whether the Optionee may still be considered to be actively providing services while on a leave of absence);
14.unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
15.neither the Company, the Employer nor any Subsidiary of Affiliate shall be liable for any foreign exchange rate fluctuation between the United States Dollar and the Optionee’s local currency (if different) that may affect the value of this Option or of any amounts due to the Optionee pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.
I.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Shares. Optionee acknowledges, understands and agrees he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
J.Rights as Stockholder.
Neither the Optionee nor any person claiming under or through the Optionee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Optionee. After such issuance, recordation and delivery, the Optionee will have all the rights of a stockholder of the Company with respect to voting such Shares and the receipt of dividends and distributions on such Shares.
K.Compliance with Law.
Notwithstanding anything to the contrary contained herein, no Shares will be issued to the Optionee upon the exercise of this Option unless the Shares subject to the Option are then registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not so registered, the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Further, no Shares will be issued until completion of any other applicable registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any applicable governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. By accepting this Option, the Optionee agrees not to sell any of the Shares received under this Option at a time when Applicable Laws or Company policies prohibit a sale.
L.Clawback Provision.

Any Shares deliverable under the Option and any financial gain thereof will be subject to recoupment in accordance with the Company’s Incentive Compensation Recoupment Policy, effective as of May 2, 2017, and as may be amended from time to time, and any clawback policy that is required to be adopted pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd- Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws.
M.Insider Trading Restrictions / Market Abuse Laws.
The Optionee acknowledges that the Optionee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and the Optionee’s country, which may affect his or her ability to acquire, sell or otherwise dispose Shares or rights to Shares (e.g., Options) under the Plan during such time as the Optionee is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  The Optionee is responsible for ensuring compliance with any applicable restrictions and the Optionee should speak to his or her personal legal advisor on this matter.
N.Data Privacy Information and Consent.
The Company is located at 935 Stewart Drive, Sunnyvale, California 94085 U.S.A. and grants Options to employees of the Company and its Subsidiaries, at the Company’s sole discretion. If the Optionee would like to participate in the Plan, the Optionee should review the following information about the Company’s data processing practices and declare his or her consent.
(a)Data Collection and Usage. The Company collects, processes and uses the Optionee’s personal data, including his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Options canceled, vested, exercised or outstanding in the Optionee’s favor, which the Company receives from him or her or the Employer. If the Company offers the Optionee an Option grant under the Plan, then the Company will collect his or her personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Optionee’s personal data would be his or her consent.
(b)Stock Plan Administration Service Providers. The Company transfers participant data to Fidelity Stock Plan Services, LLC (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Optionee’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Optionee to receive and trade Shares. The Optionee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to his or her ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. The Optionee should note that his or her country may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of the Optionee’s personal data is the Optionee’s consent.
(d)Data Retention. The Company will use the Optionee’s personal data only as long as is necessary to implement, administer and manage his or her participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Optionee’s personal data, the Company will remove it from it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. The Optionee’s participation in the Plan and his or her grant of consent is purely voluntary. The Optionee may deny or withdraw his or her consent at any time. If the Optionee does not consent, or if you withdraw his or her consent, he or she cannot participate in the Plan. This would not affect the Optionee’s salary as an employee or his or her career; the Optionee would merely forfeit the opportunities associated with the Plan.
(f)Data Subject Rights. The Optionee may have a number of rights under data privacy laws in his or her country. For example, in the European Union, the Optionee’s rights include the right to (a) request access or copies of personal data the Company processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) to lodge complaints with competent authorities in the Optionee’s country, and/or (f) request a list with the names and addresses of any potential recipients of the Optionee’s personal data. To receive clarification regarding the Optionee’s rights or to exercise his or her rights please contact the Company at stock_administration@trimble.com.
By clicking on the data privacy acceptance box in the Company’s electronic procedures, the Optionee am declaring that he or she agrees with the data processing practices described herein and consent to the collection, processing and use of the Optionee’s personal data by the Company and the transfer of personal data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
O.Language.
The Optionee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Optionee, to understand the terms and conditions of this Option Agreement. If the Optionee has received this Option Agreement or any other documents related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control, unless otherwise required by Applicable Laws.
P.Electronic Delivery and Participation.
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
Q.Severability.
The provisions of this Option Agreement (which includes the Appendix) are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
R.Appendix.
This Option shall be subject to any terms and conditions for the Optionee’s country set forth in the Appendix. Moreover, if the Optionee relocates to one of the countries included in the Appendix, the terms and conditions for such country shall apply to the Optionee, unless the Company determines that the application of such terms and conditions is not necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.
S.Imposition of Other Requirements.
The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on this Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
T.Entire Agreement.

The Plan is incorporated herein by reference. The Plan and this Option Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.
U.Governing Law; Venue.
This Option and this Option Agreement are governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware, U.S.A.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option or this Option Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A. and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A., or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
V.Foreign Asset/Account Reporting Requirements; Exchange Controls.
The Optionee acknowledges that his or her country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect his or her ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside his or her country. The Optionee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Optionee also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Optionee acknowledges that it is his or her responsibility to be compliant with such regulations, and he or she understands and agrees to consult his or her personal legal advisor for any details.
W.Waiver.
The Optionee acknowledges that a waiver by the Company of breach of any provision of this Option Agreement shall not operate or be construed as a waiver of any other provision of this Option Agreement or of any subsequent breach by the Optionee or any other optionee.

BY THE OPTIONEE’S SIGNATURE AND THE SIGNATURE OF THE COMPANY’S REPRESENTATIVE BELOW OR BY THE OPTIONEE’S ACCEPTANCE OF THIS OPTION THROUGH THE COMPANY’S ONLINE ACCEPTANCE PROCEDURES, THE OPTIONEE AND THE COMPANY AGREE THAT THIS OPTION IS GRANTED UNDER AND GOVERNED BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS OPTION AGREEMENT, INCLUDING THE APPENDIX. THE OPTIONEE HAS REVIEWED THE PLAN AND THIS OPTION AGREEMENT, INCLUDING THE APPENDIX, IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS OPTION AGREEMENT AND FULLY UNDERSTANDS ALL PROVISIONS OF THE PLAN AND OPTION AGREEMENT, INCLUDING THE APPENDIX. THE OPTIONEE HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS RELATING TO THE PLAN AND OPTION AGREEMENT, INCLUDING THE APPENDIX. THE OPTIONEE FURTHER AGREES TO NOTIFY THE COMPANY UPON ANY CHANGE IN THE OPTIONEE’S RESIDENCE ADDRESS INDICATED BELOW.

OPTIONEE:                    TRIMBLE INC.

________________________________    ___________________________________
Signature                    By

                        Robert G. Painter
Print Name                    Print Name

                        President and CEO
Residence Address                 Title

Exhibit A: Vesting Schedule

[to incorporate applicable vesting description]